Rule 424(b)(3)
Registration No. 333-13056

Supplement to Prospectus Dated January 12, 2001

Dated: April 1, 2003

STATE OF ISRAEL
THIRD VARIABLE RATE LIBOR NOTES

     Initial Interest Rate for Notes purchased during April 2003 is 1.9125%. This interest rate was calculated as follows:

Applicable LIBOR for April 2003	+	Number of basis points set by State of Israel at beginning of monthly sales period	=	Initial Rate
1.3125%		60 Basis Points	=	1.9125%

Applicable LIBOR is then adjusted July 1 and January 1.

Notes purchased in May 2003 will receive the rate and spread in effect for that sales period.